Exhibit 10(OO)

Introduction

Alcoa’s executive total compensation program offers you outstanding opportunities to maximize your holdings of Alcoa stock, save for your future, secure financial protection for your family, minimize taxes, and accumulate wealth. However, as a member of Alcoa’s senior leadership team, your busy schedule can make it difficult to devote the kind of attention to personal financial planning that’s necessary to make the most of your various executive compensation and benefit opportunities.

Recognizing the demands on your time, Alcoa provides the Executive Financial Planning Program designed to:

•	make it easy for you to develop and implement a sound financial plan for your future;

•	help you make full use of the highly valuable total compensation opportunities available to you; and

•	minimize the amount of time you need to spend on personal financial planning matters that can distract you from your executive duties at Alcoa.

This booklet will answer most questions you may have about this important piece of your executive total compensation package. Keep in mind that, while the program has been designed to make it as easy as possible for you to use the financial planning services provided, the process will require some time and effort on your part. We encourage you to take advantage of the program’s services to ensure that you have an effective financial plan in place for your—and your family’s—future.

How the Program Works

Who Is Eligible

Participation in the program is limited to Alcoa executives worldwide in job grades 27 and above.

You’re covered under the program on your first day as an eligible executive. Coverage ends as shown below:

•	If you leave the company, your eligibility ends on your last day of work.

•	If you retire on January 1, you are eligible to use the program for the prior year only. If you retire on February 1 or later, you are eligible to use the program for the current and prior years.

•	If you should die while you are an active employee, your surviving spouse is eligible to use the program in the year of your death.

Services Provided

The program offers you two kinds of financial planning assistance:

•	Development of a comprehensive long-term financial analysis to meet your personal objectives and needs, including an extensive analysis of your current situation and assistance with coordinating the specific action steps necessary to implement your plan.

•	Ongoing reviews of your financial plan, including updates due to changes in Alcoa’s employee benefit plans, to make sure your financial strategies are appropriate as your needs and circumstances change.

During your first year of participation, the program will provide an in-depth analysis of your current financial situation and help you develop and implement a comprehensive program for achieving your financial goals. Areas that may be covered in this process include:

•	Estate planning, including estate tax implications, trust considerations, and gifting strategies.

•	Retirement planning using “what if” analyses to develop long-term wealth-optimization and tax strategies tailored to your individual situation and specific retirement goals.

•	Stock option planning and analyses to help guide you in determining when to exercise your options, when to sell shares, and the tax implications of your decisions.

•	Tax planning—from research and strategy development to the preparation of your tax returns, including help with cross-border tax issues.

•	Cash flow/debt management, including advice on budgeting and the appropriate use of debt.

•	Insurance planning, including an analysis of your insurance needs and review of your current policies and coverage.

•	Investment planning and asset allocation to assist you in achieving the returns you seek while reducing your portfolio’s risk, tax exposure, and costs.

•	Education funding, including tax, investment, and ownership strategies, to address the additional cost of private schools, colleges, and other educational expenses.

Effective financial planning will help you realize even greater value from your Alcoa executive total compensation opportunities.

The goal is to help you create a fully integrated strategy to address your total financial needs—and a well-defined action plan to ensure effective implementation of your strategy. You also get help with coordinating the specific actions needed to execute your plan, such as securing insurance and drafting wills, trusts or other legal documents. For example, your financial planner might help you explore insurance alternatives or work with your lawyers or other professional advisors to educate them about your strategies and review their work. Your planner can also help with paperwork like completing brokerage account forms, loan applications, and Alcoa benefit plan forms.

The program continues to work for you throughout your Alcoa career, providing a periodic review of your situation and ongoing maintenance of your financial plan as needed.

How Services Are Provided

Based on a rigorous selection process, Alcoa selected Deloitte & Touche to administer the Executive Financial Planning Program. Deloitte & Touche has extensive experience in this area and provides executive financial planning services to many other major companies.

Among the most important selection factors was the breadth of Deloitte & Touche’s global financial planning network and expertise. This expertise offers superior value to our internationally mobile executives, who face especially complex tax, estate planning, and other issues.

Other advantages include Deloitte & Touche’s expertise in stock option planning, which can help you make the most of the wealth-building opportunities available under the Alcoa Stock Incentive Plan. In addition, you only need one advisor at Deloitte & Touche, making it easier for you to stay on top of all of your financial affairs. Your Deloitte & Touche advisor is responsible for your financial planning and coordinating any other resources or services you may need from Deloitte & Touche.

It’s important to note that you are not required to use Deloitte & Touche in order to participate in the program. You may use any financial advisor of your choice and Alcoa will reimburse your cost, up to the program maximums, as specified under “Cost of the Program” on page 4. If you already have a comprehensive financial plan in place, you can use Alcoa’s program to have Deloitte & Touche review your current plan or to cover the cost of ongoing updates. The program gives you maximum flexibility to use the financial planning professionals with whom you are most comfortable.

If you do not have a personal financial advisor, you’re strongly encouraged to use Deloitte & Touche. As Alcoa’s preferred vendor for executive financial planning services, Deloitte & Touche offers you added convenience as well as potential cost savings. For example, Deloitte & Touche is fully familiar with Alcoa’s compensation and benefit programs, and arrangements are in place to keep them up-to-date as changes occur. Similarly, Alcoa provides Deloitte & Touche with information on your individual Alcoa compensation and benefits (unless you request that such information not be provided, as explained on page 5). This means you won’t need to gather copies of statements, beneficiary forms, and plan summaries prior to meeting with your advisor. Alcoa does not have the resources to offer this level of coordination with financial planning vendors other than Deloitte & Touche.

The goal is to help you create a fully integrated strategy to address your total financial needs—and a well-defined action plan to ensure effective implementation of your strategy.

Cost of the Program

In general, Alcoa pays the full cost of the financial planning services you receive under the program. Note, however, that while Deloitte & Touche’s services include help in coordinating the necessary steps to implement your financial plan (e.g., securing insurance, drafting legal documents, completing forms), the program does not cover legal fees or the cost of other professional services that may be required. Your Deloitte & Touche advisor will discuss with you in advance and obtain your written approval before providing services that are beyond the scope of Alcoa’s program.

Also note that, depending on the tax laws in your country of residence, you may have imputed taxable income equal to the value of the services you receive under the program. In general, you will be responsible for paying the tax owed on this “income.” This will be the case for U.S. taxpayers, among others. After you receive services under the program, Deloitte & Touche will notify Alcoa of the cost and this amount will be reported to you as income.

If you use a personal financial advisor other than Deloitte & Touche, Alcoa will reimburse your cost up to US $15,000 for the development of your initial financial plan and up to US $5,000 annually thereafter for ongoing services. The amount of reimbursement you receive under the program will be treated as taxable income if you’re a U.S. taxpayer.

Depending on your country of residence, you may have imputed taxable income equal to the value of the financial planning services you receive under the program.

Using a Financial Advisor Other Than Deloitte & Touche

If you use a financial advisor other than Deloitte & Touche, you simply pay for the services you receive and send a copy of the bill to the Alcoa Compensation Department, Alcoa Corporate Center, Pittsburgh, PA, 15212. You will be reimbursed up to the program limit. Applicable income and FICA taxes on the amount of reimbursement will be deducted from your payment. You are responsible for any fees in excess of the program limit.

How To Participate

Soon after you become eligible, you will be contacted by an experienced Deloitte & Touche financial advisor based near you to discuss your needs and schedule an initial meeting. There is no charge for this initial meeting if you choose not to use Deloitte & Touche.

If you are living outside of your home country, you may elect to have a Deloitte & Touche advisor in your home country or host country serve as your primary contact for program services. Either way, the advisor you choose will coordinate with Deloitte & Touche staff in other relevant countries and with the firm’s international tax experts in New York City, as needed, to give you seamless services and advice on cross-border planning issues.

Program Confidentiality

If you participate in the program, all personal financial information will be held in the strictest confidence by Deloitte & Touche. Alcoa will not have access to this information.

To save you time in gathering some of the information that your advisor will need, Alcoa will educate Deloitte & Touche about our executive compensation and benefit programs on an ongoing basis. As part of this process, Alcoa will provide Deloitte & Touche with information on your individual Alcoa compensation and benefits—unless you request otherwise.

Important: If you are newly eligible for this program and do not want Alcoa to release your personal information to Deloitte & Touche, please contact TBG Consulting at 1-800-984-9726 (in the U.S.), 1-412-553-3122 (outside the U.S.), or 225-3122 on the Alcoa ActNet. If you do not contact TBG within your first month of eligibility for the program, Alcoa will assume you have no objection to giving your personal compensation and benefit information to Deloitte & Touche.

For More Information

If you have questions about the program, contact TBG Consulting at 1-800-984-9726 (in the U.S.), 1-412-553-3122 (outside the U.S.), or 225-3122 on the Alcoa ActNet. If you have questions about Deloitte & Touche and its services, contact Joyce Schnur at 412-338-7790 or jschnur@deloitte.com.

What Happens When: A Reference Guide

You first become eligible to receive program services	You will be contacted by an experienced Deloitte & Touche financial advisor based near you to discuss your needs and schedule an initial meeting.

You want to use a financial advisor other than Deloitte & Touche	You may do so. Simply submit your bills for services covered under the program to Alcoa’s Compensation Department for reimbursement.

Your employment with Alcoa ends (due to voluntary termination, retirement or death)	Coverage ends as shown below: • If you leave the company, your eligibility ends on your last day of work.

• If you retire on January 1, you are eligible to use the program for the prior year only. If you retire on February 1 or later, you are eligible to use the program for the current and prior years.

• If you should die while you are an active employee, your surviving spouse is eligible to use the program in the year of your death.

This pamphlet describes the Alcoa Executive Financial Planning Program as of July 2003. While Alcoa has contracted with Deloitte & Touche to provide advisory services to our senior leadership, Alcoa assumes no responsibility for the advice provided nor for the ultimate consequences of that advice. Alcoa reserves the right to change or terminate the program at any time for any reason. Participation in the program is voluntary and does not give anyone the right to continued employment with Alcoa.

Copyright ©2003 by Alcoa Inc. All rights reserved.